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                                                                  EXHIBIT 3.003

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ALLERGY SUPERSTORE.COM, INC.

               Pursuant to Section 242 of the General Corporation
                          Law of the State of Delaware




         The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

         FIRST:   The name of the corporation is Allergy Superstore.com, Inc.

         SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

                  Article I of the Certificate of Incorporation, relating to the name of the corporation is amended to read as follows:

                                    Article I

                  The name of the corporation is Electronic Medical Distribution, Inc.

         THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: The capital of the corporation will not be reduced under or by reason of this amendment.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 27th day of August, A.D., 1999.

                              -------------------------------------------------
                              Timothy C. Moses
                              President and Chief Executive Officer